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                              THE DIAL CORPORATION
                EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE
                    (000 omitted, except for per share data)

                                                  1997             1996
                                               ----------       ----------
BASIC:

Net income                                       $83,710           $29,912
                                                 =======           =======
Weighted average shares outstanding               91,918            89,705
                                                 =======           =======
Net income per share -- basic                    $  0.91           $  0.33
                                                 =======           =======
DILUTED:

Net income                                       $83,710           $29,912
                                                 =======           =======
Weighted average shares outstanding               91,918            89,705
  Equivalent shares from stock options             2,231             1,269
                                                 -------           -------
Weighted average common and equivalent
  shares outstanding                              94,149            90,974
                                                 =======           =======
Net income per share -- diluted                  $  0.89           $  0.33
                                                 =======           =======